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                                                                   EXHIBIT 10.8

September 3, 1996

Mr. Richard Bonick
9438 Ridgeway
Evanston, IL 60203

Dear Rick:

     As we have discussed, we are pleased to offer you the position of Vice President and Chief Financial Officer of Cumulus Media, L.L.C., with the following terms and responsibilities:

Position and Duties      You will serve as Vice President and Chief Financial
                         Officer of Cumulus Media, L.L.C., reporting to the Chief Executive Officer and ultimately to QUAESTUS
                         Management Corporation, the Manager of Cumulus. Your primary responsibility will be to work with the CEO to develop, in consultation with the Manager, and implement a program for acquiring and enhancing the performance of small market radio stations based on the strategy and with the objectives we have discussed. In addition, you will fulfill the standard responsibilities of a chief financial officer in a broadcasting business, including preparation and administration of operating budgets; management of cash requirements; representing the Company in dealings with sources of capital; providing advice as to the best ways to finance acquisitions; review of financial condition of prospective acquisition targets; oversight of accounting and bookkeeping functions; preparation of financial statements in coordination with outside accountants; and other standard financial matters. It is currently anticipated that you also will be responsible for oversight of the financial matters of Cumulus' operations in the Eastern Caribbean, which will have a separate general manager.

Start Date:              The position and all of the terms of this offer (except
                         this paragraph and the confidentiality and competition paragraphs below) are contingent upon, and will take effect upon, a closing of additional equity financing for Cumulus in the amount of at least $25 million.
                         QUAESTUS undertakes to use its best efforts to raise the financing and to take other steps as may reasonably be necessary to promote the success of the venture.
                         Before the closing, you will be required to contribute reasonable effort to the fundraising process, in the form of advising on the content of offering materials, participating in the refinement of the strategy, and making personal visits with prospective investors as may reasonably be required.


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Compensation:

Base Salary:             $250,000 per year.

Bonus: You will be eligible to receive an annual bonus based on the assessment of your performance by the Manager. The amount and whether such bonuses will be paid will be determined in the sole discretion of the Manager, but it is anticipated that you could achieve a maximum of an additional 50% of your base salary based on goals agreed between you and the Manager.

Profits Interest:        You will receive a profits interest (analogous to stock
                         options) of 2% in the profits of Cumulus. Additional profits interest points maya be added for exceptional performance, determined in the sole discretion of the Manager. The interest will vest in five equal segments over a five-year period, once per year on the anniversary of the Fund's closing. The interest will vest 100% upon sale of the properties.

Location:                The parties expect that you will be capable of
                         fulfilling your duties from your current residence.

Benefits:                You will receive a standard package of health and life
                         insurance benefits comparable to those received by senior executives of QUAESTUS.

Competition:             Both before and after the closing of the equity
                         financing, you agree not to assist or participate in any ventures or companies that may be competitive with the current or planned business strategy of Cumulus.

Confidentiality:         You agree to keep confidential all non-public
                         information regarding Cumulus which you receive during your association with Cumulus.

Termination:             These arrangements are terminable by you at any time,
                         except that you will receive (1) your cash compensation through the date of termination, and (2) any vested profits interest to which you are entitled through the date of notice of termination.

                         You may be terminated by the Manager at any time. In such cases, you would receive (1) one year's cash compensation, payable over time as if you had remained an employee, and (2) any vested options to which you are entitled through the date of notice of termination.


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     If these terms are acceptable, please sign below and return a faxed copy to
me. Rick, we are looking forward to working with you to build a successful company.


Very truly yours,



Richard W. Weening

ACCEPTED:________________________

Date:______________________________




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